The 2023 ETF Series Trust 485BPOS

Exhibit 99.(d)(vii)

investment ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of this 10th day of December 2025, by and between The 2023 ETF Series Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Transamerica Asset Management, Inc. (the “Adviser”), a corporation organized under the laws of Florida, with the Adviser’s principal place of business at 1801 California Street, Suite 5200, Denver, Colorado 80202.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each a “Fund,” and, collectively, the “Funds”), as said Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.	The Adviser’s Services.

(a)                Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to each Fund. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide each Fund with investment research, advice, and supervision, and shall furnish continuously an investment program for each of the Funds, consistent with the investment objectives and policies of the Fund. With respect to each Fund, the Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, as may be amended from time to time (collectively, the “Governing Documents”) and the Trust’s registration statement on Form N-1A with respect to the Funds (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect and communicated to the Adviser.

To carry out these obligations, the Adviser shall exercise full discretion and act for each of the Funds in the same manner and with the same force and effect as each Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements on behalf of each of the Funds and to adhere on each Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

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(b)                Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of each Fund, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser with respect to such Fund. In selecting a Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification thereunder as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c)           Each Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and each Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Adviser agrees that it will not deal with itself, or with the Board or any principal underwriter of a Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Adviser or its affiliates is participating, or arrange for purchases and sales of securities between a Fund and another account advised by the Adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current prospectus and statement of additional information.

(d)           Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for each Fund’s securities to the Adviser. So long as proxy voting authority for the Funds has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for each Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

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The Adviser is authorized to instruct each Fund’s custodian and/or broker(s) promptly to forward to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of the Fund (other than materials relating to legal proceedings against the Fund). The Adviser also may instruct each Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct each Fund’s custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of a Fund and the Fund’s shareholders.

(e)                Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for each Fund, if and as required. If and as required for a Fund, the PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Fund, and the securities that shall be applicable that day to redemption requests received for the Fund (and may give directions to the Trust’s custodian with respect to said designations).

(f)           Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to any of the Funds, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to each Fund’s assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Trust) relating to the Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Board at any time upon reasonable request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business.

(g)                Holdings Information and Pricing. The Adviser shall provide regular reports regarding each Fund’s holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value of any security held by a Fund may not reflect fair value. The Adviser agrees to provide, upon request, any pricing information of which the Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating a Fund’s net asset value in accordance with procedures and methods established by the Board.

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(h)                Cooperation With Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding a Fund as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each entity so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(i)            Selection of Sub-Advisers. Subject to the prior approval of the Board and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act and subject to any applicable guidance or interpretation of the Commission or its staff, by the shareholders of a Fund, the Adviser may, from time to time, delegate to one or more sub-advisers or sub-administrators, including, without limitation, affiliates of the Adviser, any of the Adviser’s duties under this Agreement with respect to such Fund, including the management of all or a portion of such Fund’s assets being managed. In all instances, however, the Adviser must oversee the provision of delegated services, the Adviser must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Adviser of any of its obligations under this Agreement.

(j)                 Activities of the Adviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory, administrative and management services, to any other fund, firm, individual or association.

2.           Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. The Adviser shall take reasonable measures to ensure that the Adviser’s “Access Persons” (as that term is defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to reasonable requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser promptly shall notify the Trust of any material violation of the Code, which could be reasonably determined to relate to the Adviser’s services provided to or otherwise related to a Fund.

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3.           Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time reasonably may request.

(a)               Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer promptly upon detection of: (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of any Fund’s policies, guidelines, or procedures or the Adviser’s policies, guidelines, or procedures with respect to any Fund. In addition, the Adviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach.

Upon reasonable request therefor, the Adviser also shall provide the officers of the Trust with supporting certifications in connection with said certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended.

The Adviser shall promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b)           Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, prospectus supplement, or any other periodic report to be filed by the Trust with respect to a Fund with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on due notice reasonably requested to review the Adviser’s investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)           Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Funds and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way shall relieve the Adviser of the Adviser’s own responsibilities under this Agreement.

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4.	Brokerage.

(a)           Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act and the rules and regulations thereunder.

(b)           Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for each Fund’s account with brokers or dealers selected by the Adviser. In the selection of these brokers or dealers and the placing of these orders, the Adviser is directed at all times to seek for each Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for each Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for each Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c)                Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to a Fund and to such other clients under the circumstances.

(d)               Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (ii) the provisions of the 1940 Act; (iii) the provisions of the Advisers Act; (iv) the provisions of the 1934 Act; and (v) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

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5.              Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6.                Allocation of Charges and Expenses. During the term of this Agreement, each Fund will bear all expenses not expressly assumed by the Adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)               Each Fund shall pay (i) fees payable to the Adviser pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust’s non-interested Trustees and, unless otherwise determined by the Board, its allocable share of the compensation, fees and reimbursements paid to those interested Trustees who are not directors, officers or employees of the Adviser, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or consultants, independent contractors or other persons who receive remuneration or other benefits from any of the foregoing; (vi) fees or expenses of the Fund’s independent public accountant and legal counsel and any custodians, transfer agents, distributors, shareholder servicing agents, registrars, dividend disbursing agent, independent pricing vendors or fund accounting or other service providers; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income, franchise, issue and transfer taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings, meetings of the Board or any committee thereof, and other meetings of the Fund; (xii) expenses of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and the Adviser); (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (xv) expenses of preparing and typesetting prospectuses and statements of additional information and any supplements thereto; (xvi) expenses of printing and distributing prospectuses and statements of additional information and any supplements thereto sent to existing shareholders (including costs of software and systems designed to manage the content and data of registration statements, including publishing systems and XBRL related software); (xvii) expenses of preparing, typesetting, filing, printing and distributing, as applicable, reports, statements, notices and dividends to the Fund’s shareholders; (xviii) fees and expenses in connection with membership in investment company organizations; (xix) distribution-related fees and expenses; (xx) shareholder servicing fees; (xxi) governmental fees; (xxii) costs, including interest expenses and loan commitment fees, of borrowing money; (xxiii) website costs; (xxiv) its allocable share of the compensation, fees and expenses of the Fund’s chief compliance officer and any employees of the Fund as determined by the Board; (xxv) travel expenses of officers, members of the Board and any employees of the Fund in connection with Board meetings or other Fund-related business; (xxvi) audit fees; (xxvii) litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, expenses relating to the Fund’s obligation to indemnify others; (xxviii) any expenses in connection with any preferred shares or any form of leverage; (xxix) expenses of issuing, distributing and redeeming shares of the Fund and servicing shareholder accounts; (xxx) costs and expenses related to new services mandated by law or any regulatory authority to be provided to the Fund; (xxxi) any direct charges to shareholders approved by the Trustees of the Fund; (xxxii) expenses of calculating the net asset value of shares of the Fund; and (xxxii) any fees or other expenses of listing the Fund’s shares on the New York Stock Exchange or any other securities exchange.

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(b)               The Adviser shall bear the Adviser’s own costs of providing services hereunder.

7.	Representations, Warranties, and Covenants.

(a)               Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Adviser’s investment management operations.

(b)               ADV Disclosure. The Adviser has provided the Trust with a complete copy of Part I of the Adviser’s Form ADV, as most-recently filed with the Commission, and with a complete copy of Part II of the Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Adviser’s Form ADV with the Commission or updating Part II of the Adviser’s Form ADV, shall furnish a complete copy of said amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c)                Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, and periodic reports to shareholders filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to each Fund (collectively, the “Disclosure Documents”), and represents and warrants that the information supplied by Adviser for inclusion in such Disclosure Documents shall not contain an untrue statement of any material fact relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein (but not supplied on behalf of any party other than the Adviser), and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

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(d)              Use of the Name “Transamerica Asset Management, Inc.”. The Adviser has the right to use the name “Transamerica Asset Management, Inc.” in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “Transamerica Asset Management, Inc.” in connection with the management and operation of a Fund until this Agreement is terminated with respect to such Fund as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Trust to use the name “Transamerica Asset Management, Inc.”

(e)               Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide written notice to the Trust: (i) of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f)                No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g)               Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties.

(h)               Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8.                  Use of Names.

(a)               The Name “Transamerica Asset Management, Inc.”. The Adviser grants to the Trust a license to use the name “Transamerica Asset Management, Inc.” (the “Name”) as part of the name of each Fund for the duration of this Agreement. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. At the request of the Adviser, the Trust: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of a Fund within thirty (30) days of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund. The license granted herein in regard to a Fund shall terminate in the event that the Adviser is no longer the Adviser to the Fund.

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(b)               Fund’s Name. The Trust grants to the Adviser a license to use a Fund’s name or the Funds’ names (collectively, a “Fund Name”). The foregoing authorization by the Trust to the Adviser to use a Fund Name is not exclusive of the right of the Trust itself to use, or to authorize others to use, a Fund Name. The Adviser shall use a Fund Name only in a manner consistent with uses approved by the Trust. The Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Adviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Adviser with respect to a Fund under this Agreement.

9.                  Confidentiality. Each party to this Agreement hereby agrees to hold any and all proprietary information or personally identifiable information it receives in connection with this Agreement confidential for a period of three (3) years after the termination of this Agreement and shall exercise, at a minimum, the same care it would exercise to protect its own such information by in any case, implementing reasonable precautions to protect the confidentiality and value of such information, including implementing policies and procedures designed to prevent loss, misappropriation, misuse or dissemination to unauthorized persons, in any event in accordance with applicable law. The receiving party of any such information shall promptly notify the disclosing party of any unauthorized use or disclosure of any such information and shall assist the disclosing party in remedying any unauthorized use or disclosure of any such information caused by them. Confidential information covered by this Section 9 shall not include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by the receiving party (b) any information that is disclosed to the receiving party on a non-confidential basis by a third party who, to the receiving party’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by the receiving party independently of, and without reference to, any confidential information disclosed to the receiving party pursuant to this Agreement. Neither party shall be liable for disclosure of confidential information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. The receiving party shall provide the disclosing party with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, the receiving party shall reasonably cooperate at the disclosing party’s expense in defending against any said court or administrative order. It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the confidential information, and disclosure of the confidential information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the disclosing party.

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10.              Adviser’s Compensation. Each of the Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by each Fund.

The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement with respect to a Fund, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect for such Fund subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.       Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed to be an agent of the Trust or the Funds.

11.       Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.       Duration and Termination.

(a)       This Agreement shall become effective as to each Fund as of the “Effective Date” set forth on Schedule A hereto opposite such Fund’s name and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(a)(iii) hereof, and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(i)          The Trust may cause this Agreement to terminate with respect to a Fund either (i) by vote of the Trust’s Board or (ii) upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(ii)          The Adviser at any time may terminate this Agreement with respect to a Fund by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(iii)         This Agreement automatically shall terminate with respect to a Fund two (2) years from the Effective Date for such Fund unless the Agreement’s renewal specifically is approved for such Fund before the end of the initial two (2) year term and at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of such Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of a Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, then the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

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(b)       Termination of this Agreement pursuant to this Section shall be without payment of any penalty. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

(c)       In the event of termination of this Agreement with respect to any Fund for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of such Fund and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall reasonably direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

13.         Certain Definitions. For the purposes of this Agreement:

(a)         “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)         “Interested persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14.         Liability of the Adviser; Indemnification.

(a)         The Adviser may rely on information reasonably believed by it to be accurate and reliable. In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder, neither the Adviser nor its directors, officers, or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption, or sale of any security or other investment by the Trust.

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(b)         The Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, an “Indemnified Party”), against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)       a material breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; or

(ii)       the Adviser’s performance or non-performance of the Adviser’s duties hereunder; or

(iii)       the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder.

(c)       The Trust agrees to indemnify, defend and hold harmless the Adviser, its directors, officers, and employees, against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon a material breach by the Trust of this Agreement or of the representations and warranties made by the Trust herein.

(d)       The provisions set forth in this Section will survive any expiration or termination of this Agreement.

15.         Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.         Limitation of Liability.

The parties to this Agreement acknowledge and agree that all liabilities of a Fund arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the affected Fund shall be personally liable for any of the foregoing liabilities.

17.       [Reserved].

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18.         Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

19.         Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

20.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.         Notices. Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and shall be deemed duly given and received when delivered personally, when sent by e-mail transmission (when actually received by the intended recipient), or three days after being deposited for next-day delivery with an internationally-recognized overnight international delivery service, properly addressed to the party to receive said notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Adviser:

All notices provided to TAM will be sent to the attention of:

Transamerica Asset Management, Inc.

1801 California Street, Suite 5200

Denver, CO 80202

Attention: TAM Legal

Fax No: 866-297-9928

Phone No: 720-482-8836

Email: TA TAM TAMLegalManager@transamerica.com

Trust:

The 2023 ETF Series Trust

Attn: Eric Falkeis, President

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Telephone: (262) 267-4589

Email: efalkeis@tidalfg.com

To the extent that the Adviser is required to deliver any reports or financial information related to the services provided by the Adviser hereunder, the Adviser and the Trust consent to electronic delivery of all said items. The Adviser and/or the Trust may revoke this consent at any time and request that all said items be sent in hard copy.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

THE 2023 ETF SERIES TRUST,
on behalf of the Fund(s) listed on Schedule A

By:	/s/ Eric Falkeis
Name:	Eric Falkeis
Title:	President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Chris Staples
Name:	Chris Staples
Title:	Senior Director, Investments

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SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT,

December 10, 2025, between

THE 2023 ETF SERIES TRUST

and

TRANSAMERICA ASSET MANAGEMENT, INC.

The Trust, on behalf of each Fund, shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
Transamerica Bond Active ETF	0.39% of the first $1 billion 0.38% over $1 billion up to $1.5 billion 0.375% in excess of $1.5 billion	December 10, 2025
Transamerica Large Value Active ETF	0.594% of the first $1 billion 0.58% over $1 billion up to $2 billion 0.56% over $2 billion up to $3 billion 0.54% in excess of $3 billion	December 10, 2025

A-1